DEBBIE REYNOLDS HOTEL & CASINO, INC. ANNOUNCES THAT AN AUCTION HAS BEEN SET FOR AUGUST 5, 1998

For Immediate Release

     Las Vegas, Nevada, July 8, 1998 - Debbie Reynolds Hotel & Casino, Inc., ("DRHC"), (OTC: DEBIQ) a Nevada Corporation, announces today that the Bankruptcy Court has approved a motion to amend the Company's Plan of Reorganization to provide for an auction as an alternative transaction on the terms stated below:

a.   The auction will be held on August 5, 1998 at noon.
b.   The hearing to confirm  the sale will be held on August 5, 1998 at 4:00
     p.m.
c.   Eric  Nelson   Auctioneering   and   Resort   Properties   of  America
     ("Auctioneer") are employed as auctioneers and as real estate brokers for the Company.
d. There shall be a buyer's premium equal to 3% of the bid which shall be the only compensation paid to the auctioneer at closing; if there is a broker for the successful bidder, the buyer's premium maybe increased 1% which shall be paid to the buyer's broker at closing.
e. Secured creditors shall be entitled to credit bid the amount of their secured debt. If the successful bidder is a secured creditor, there shall be no buyer's premium and no commission paid to the auctioneers. Neither secured creditors nor their collateral (or proceeds of collateral) shall be surcharged for any auction costs. Secured creditors shall not be required to post or show a deposit in order to credit bid at the auction.
f. The proceeds of the sale shall be subject to liens in the same order of priority as the liens held on the property sold and shall be paid directly from escrow pursuant to the Court's order to be entered approving any sale(s) at the auction.
g. The auctioneer shall first seek bids for all the real and personal property in one lot. In the event that there is no bid for the real and personal property in an amount in excess of the liens on the property, the real and personal property shall be offered for sale separately; the personal property shall be sold in lots consisting of the collateral of each creditor secured by personal property.
h. The property shall be sold subject to the timeshare unit owners interest.
i. In all other respects the Debtors Plan of Reorganization, as confirmed, shall remain the same.

     On April 13, 1998, pursuant to the Alternative Transaction section of DRHC's Revised Plan of Reorganization, Central Florida Investments Inc., ("CFI"), an affiliate of David A. Siegel, ("Siegel"), Owner and President of Westgate Resorts, one of the largest timeshare developers in the world, and Calstar, entered into open bidding for the Company. CFI's bid of $15,600,000 to purchase 92.5% of DRHC was the highest and best offer. The remaining 7.5% ownership of DRHC was to be split between the unsecured creditors and the current shareholders with the unsecured creditors receiving 5% and the current shareholders retaining 2.5% of the Company.

     The offer was solely contingent upon CFI's satisfactory completion of its due diligence. CFI was allowed 30 days to complete its due diligence and an additional 30 days to close the transaction.

     On Friday May 8, 1998, CFI notified DRHC of its election not to proceed with the transaction.

     Calstar's offer to purchase 92.5% of DRHC for $15,500,000 was awarded a back-up offer position by the Bankruptcy Court. . The remaining 7.5% ownership of DRHC was to be split between the unsecured creditors and the current shareholders with the unsecured creditors receiving 5% and the current shareholders retaining 2.5% of the Company.

     The back-up offer position allowed Calstar the right to purchase DRHC pending the completion of its due diligence process. The Calstar offer was solely contingent upon Calstar's satisfactory completion of its due diligence. Calstar was allowed 30 days to complete its due diligence and an additional 30 days to close the transaction. The transaction was scheduled to close on or before July 7, 1998, however, there could be no assurance, until Calstar completed its due diligence, that the transaction would close.

     On Thursday June 11, 1998, Calstar notified DRHC of its election not to proceed with the transaction.

     On May 10, 1998 the Hollywood Motion Picture & Television Museum, the non-profit organization which owns the Hollywood Memorabilia collection on the property, elected to terminate its relationship with DRHC and removed a majority of its collection from the property. The Hollywood museum operation at the property has been closed.

     At this time, the Company is unable to determine if there is any value related to the unsecured creditors claims and shareholder's equity.

     On July 3, 1997 the Company filed for relief under Chapter 11 of the Bankruptcy Code, due to the inability of the Company to generate sufficient funds to cover, on a timely basis all of its debts. The Company was seeking reorganization of its debts. Also filing were subsidiary companies Debbie Reynolds Management Company and Debbie Reynolds Resorts, Inc. In addition to filing personal bankruptcy under Chapter 11, Miss Debbie Reynolds resigned as Chairman of the Board, Director and an Officer of Debbie Reynolds Hotel & Casino, Inc., Debbie Reynolds Management Company and Debbie Reynolds Resorts, Inc.

For more information, please call Todd Fisher, CEO, (702) 734-0711.